UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OR REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number   0-25056

                           Maxcor Financial Group Inc.
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             (Exact name of registrant as specified in its charter)

                Two World Trade Center, New York, New York 10048
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      1) Redeemable Common Stock Purchase Warrants (Nasdaq: MAXFW)
      2) Series B Redeemable Common Stock Purchase Warrants (Nasdaq: MAXFZ)
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            (Title of each class of securities covered by this Form)

                           Common Stock (Nasdaq: MAXF)
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


 Rule 12g-4(a)(1)(i)    |X|              Rule 12h-3(b)(1)(i)       |X|
 Rule 12g-4(a)(1)(ii)   |_|              Rule 12h-3(b)(1)(ii)      |_|
 Rule 12g-4(a)(2)(i)    |_|              Rule 12h-3(b)(2)(i)       |_|
 Rule 12g-4(a)(2)(ii)   |_|              Rule 12h-3(b)(2)(ii)      |_|
                                         Rule 15d-6                |_|

       Approximate number of holders of record as of the certification or notice date:

1) Redeemable Common Stock Purchase Warrants (Nasdaq: MAXFW)-- 11 record holders
2) Series B Redeemable Common Stock Purchase Warrants (Nasdaq: MAXFZ)-- 3 record holders

     Pursuant to the requirements of the Securities Exchange Act of 1934, Maxcor Financial Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:        December 2, 1997          By:      /s/ Gilbert D. Scharf
       -----------------------------      -------------------------------
                                          Gilbert D. Scharf, Chairman,
                                          President and Chief Executive Officer

Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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